May 22, 1998

UC Investment Trust
1005 Glenway Avenue
Bristol, Virginia 24203

     Re:  Public Offering of shares of beneficial interest,
          without par value, of UC Investment Trust
          -----------------------------------------

Gentlemen:

     We are acting as counsel for UC Investment Trust, a business trust formed under the laws of the State of Ohio (the "Trust"), in connection with the public offering by the Trust of shares of beneficial interest of the Trust, without par value (the "Shares") pursuant to the Registration Statement on Form N-1A (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940, as amended.

     In our capacity as counsel to the Trust, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized and, when issued, sold and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 10 to a pre-effective amendment to the Registration Statement, and to the reference to us in such pre-effective amendment to the Registration Statement.

                                                Very truly yours,

                                                /s/ Jones, Day, Reavis & Pogue
                                                    Jones, Day, Reavis & Pogue